Exhibit 3.235

TEMPLETON READINGS, LLC

ARTICLES OF ORGANIZATION

THESE ARTICLES OF ORGANIZATION are made this 10th day of April, 2001, by the undersigned.

The undersigned, being duly authorized, wishing to form a limited liability company under and pursuant to the provisions of the Maryland Limited Liability Company Act, hereby certifies to the Maryland State Department of Assessments and Taxation that:

1.             Name of Company.  The name of the limited liability company (the “Company”) shall be:  TEMPLETON READINGS, LLC.

2.             Purpose of Company.  The purposes for which the Company is formed are to:  (a) engage in the business of providing tele-radiology and related diagnostic services; (b) conduct any other lawful business as may be approved by the members of the Company in the manner provided in the Operating Agreement of the Company, as amended from time to time; and (c) do all things necessary, convenient or incidental to the foregoing.

3.             Principal Office and Resident Agent of Company.  The principal office, mailing address and place of business of the Company shall be 1302 Upper Glencoe Road, Sparks, Maryland 21152.  The resident agent of the Company shall be Philip A. Templeton, 1302 Upper Glencoe Road, Sparks, Maryland 21152.

4.             Dissolution.  The Company shall have a perpetual existence.

5.             Restrictions on Authority.  The authority of the members of the Company to act for the Company, solely by virtue of their being members, is limited as set forth in the Operating Agreement of the Company, as amended from time to time.

IN WITNESS WHEREOF, the undersigned, duty authorized to form TEMPLETON READINGS, LLC, hereby executes, as of the date first set forth above, these Articles of Organization.

/s/ Philip A. Templeton
Philip A. Templeton